File No. 333-______

     As filed with the Securities and Exchange Commission on June 28, 1996.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                              CHEMFAB CORPORATION

              (Exact name of issuer as specified in its charter)

Delaware                                                     03-0221503

(State or other jurisdiction                                (I.R.S. Employer
or incorporation or organization)                           Indemnification No.)

701 Daniel Webster Highway,        Merrimack, New Hampshire           03054

(Address of Principal Executive Offices)                           (Zip Code)

         CHEMFAB CORPORATION AMENDED AND RESTATED 1991 STOCK OPTION PLAN
                            (Full title of the plan)

     Duane C. Montopoli            Copy to:       David L. Engel, Esq.
     Chief Executive Officer                      Bingham, Dana & Gould LLP
     Chemfab Corporation                          150 Federal Street
     701 Daniel Webster Highway                   Boston, MA  02110
     Merrimack, NH  03054

                     (Name and address of agent for service)

     (603) 424-9000                               (617) 951-8000

          (Telephone number, including area code, of agent for service)

                           CALCULATION OF REGISTRATION FEE

                               Proposed      Proposed
Title of                       maximum       maximum
securities        Amount       offering      aggregate      Amount of
to be             to be        price         offering       registration
registered        registered    per share     price          fee

Common Stock,    1,270,875(1)   N/A          (2)            $5,613.00
$.10 par value
per share

_______________________________

(1) Consists of (i) 520,875 shares issued or subject to issuance upon exercise of options granted under the Plan, which shares are being registered for resale hereby, and (ii) an additional 750,000 shares subject to issuance upon exercise of stock options granted or to be granted under the Plan. On April 30, 1993, the Registrant filed a Registration Statement on Form S-8 (File No. 33-61946) registering 500,000 shares (which became 750,000 shares, as a result of a 3-for-2 stock dividend of the Registrant's Common Stock effected on February 22, 1996) of Common Stock for issuance upon exercise of stock options granted or to be granted under the Plan (in its predecessor form), and the Registrant paid a registration fee of $2,499.12 in connection with the filing of such Registration Statement.
(2) The Proposed maximum offering price has been estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. It is not known how many shares will be purchased under the Plan or at what price such shares will be purchased. The estimate of the Proposed maximum aggregate offering price has been calculated based on (i) the offering of 520,875 shares, being the portion of the shares of Common Stock registered hereby subject to outstanding options under the Plan, at a weighted average exercise price of $11.00 per share, and (ii) the offering of 750,000 shares, being the aggregate number of shares of Common Stock available for issuance upon exercise of stock options granted or to be granted under the Plan, at an exercise price of $14.0625 per share, which is the average of the high and low prices of the Registrant's Common Stock as listed on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System on June 21, 1996.

    Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement is a combined Prospectus that relates also to a Registration Statement on Form S-8 (File No. 33-61946) previously filed by the Registrant on April 30, 1993.

                                      EXPLANATORY NOTE

     On April 30, 1993, the Registrant filed a Registration Statement on Form S-8 (File No. 33-61946) (hereinafter, the "First Registration Statement") for purposes of effecting the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 500,000 shares (which became 750,000 shares, as a result of a 3-for-2 stock dividend of the Registrant's Common Stock effected on February 22, 1996 (the "Stock Dividend")) of common stock, $0.10 par value per share ("Common Stock"), issuable by the Registrant upon exercise of stock options granted or to be granted by the Registrant under its 1991 Stock Option Plan (the "1991 Plan"), and (ii) 50,000 shares (which became 75,000 shares, as a result of the Stock Dividend) of Common Stock issuable by the Registrant upon exercise of stock options granted or to be granted by the Registrant under its 1991 Chemfab Employee Stock Option Plan. Subsequently, the Company amended and restated the 1991 Plan (the 1991 Plan, as so amended and restated, being referred to as the "Amended and Restated 1991 Plan") for purposes of, among other things, increasing the aggregate number of shares of Common Stock subject to issuance under the Amended and Restated 1991 Plan from 750,000 to 1,500,000 shares.

     This Registration Statement on Form S-8 has been prepared and filed pursuant to and in accordance with the requirements of General Instructions C and E to Form S-8 for purposes of (i) effecting the registration under the Securities Act of the additional 750,000 shares of Common Stock subject to issuance upon exercise of stock options granted or to be granted under the Amended and Restated 1991 Plan, and (ii) including a Prospectus prepared in accordance with the requirements of Part I of Form S-3 (the "Reoffer Prospectus"), which Reoffer Prospectus may be used by certain selling stockholders of the Registrant to reoffer for resale those shares of Common Stock registered pursuant to this Registration Statement or the First Registration Statement that have been acquired or will be acquired by such selling stockholders upon exercise of stock options granted or to be granted to them under the Amended and Restated 1991 Plan.

     Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates herein by reference the contents of the First Registration
Statement, except for the contents of Item 8 of the First Registration Statement, the Exhibit Index thereto and the Exhibits filed therewith.


                             UP TO 1,270,875 SHARES

                               CHEMFAB CORPORATION

                                  COMMON STOCK

   This Prospectus relates to the offer and sale of up to 1,270,875 shares (the "Shares") of common stock, $0.10 par value per share (the "Common Stock"), of Chemfab Corporation (the "Company") that have been or will have been issued upon exercise of stock options granted or to be granted under the Company's Amended and Restated 1991 Stock Option Plan to the officers and directors of the Company named herein (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

   The Company's Common Stock trades on the Nasdaq National Market under the symbol "CMFB." On June 21, 1996, the closing sale price of the Common Stock, as reported by the Nasdaq National Market, was $14.625 per share.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
                 THE SECURITIES AND EXCHANGE COMMISSION OR ANY
            STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                         Price to             Discounts         Proceeds to
                         Public             and Commissions       Selling
                                                                Stockholders

Per Share  . .             (1)                 (1)(2)              (1)(2)
Total . .  . .             (1)                 (1)(2)              (1)(2)

________________________

(1) All or a portion of the Shares offered hereby may be sold by the Selling Stockholders from time to time in one or a combination of the following transactions: (a) transactions (which may involve block transactions) on the National Market System of the Nasdaq Stock Market, or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or (b) privately negotiated transactions at negotiated prices. The Selling Stockholders may effect such transactions by selling such Shares directly to purchasers or by selling such Shares to or through brokers or dealers and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of such Shares for whom such brokers or dealers may act as agent, or to whom they sell as principal, or both. See "Plan of Distribution."

(2) All of the expenses of this offering, which are estimated at $13,000, will be paid by the Company. The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which will be borne by the Selling Stockholders.

                                  June 28, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Commission's Office of Public Reference at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604 and Room 1110, Federal Building, 26 Federal Plaza, New York, New York 10007; and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National Market System and reports, proxy statements and other information concerning the Company can be inspected at Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006-1506.
    The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in that Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is hereby made to the Registration Statement and to the schedules and exhibits filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or other document so filed, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits and schedules thereto, may be copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies also may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995; (2) all reports previously filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the Company's 1995 fiscal year; and (3) the description of the Common Stock contained in the Company's registration statement filed with the Commission under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of (1) any of the documents incorporated by reference herein (but excluding any and all of the exhibits to such documents), and (2) copies of all reports, proxy statements and other communications distributed by the Company to its security holders generally (but only to the extent such reports, proxy statements and other communications shall not have otherwise been received by such person). Requests should be addressed to Chemfab Corporation, Attention: Secretary, 701 Daniel Webster Highway, Merrimack, New Hampshire 03054.


                                   THE COMPANY

    The Company develops, manufactures and markets polymer-based engineered products and materials systems for use in severe service environments. Its products typically consist of fiber-reinforced flexible composites, coated or laminated with fluoropolymers, and specialty fluoropolymer films. Worldwide end-use applications are in electronics, environmental, food processing, architectural, aerospace, communications, protective clothing and other industrial markets. The Company's principal executive offices are located at 701 Daniel Webster Highway, Merrimack, New Hampshire 03054, and its telephone number is (603) 424-9000.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders, the number of outstanding shares of Common Stock of the Company beneficially owned by each of them as of May 31, 1996, and the number of such shares available for resale hereunder by each of them. Since each of the Selling Shareholders may sell all or any portion of shares of Common Stock available for resale hereunder by such Selling Stockholder, no estimate can be given as to the amount of shares of Common Stock that will be held by such Selling Stockholder upon termination of this offering.



                                                                   Number Of
  Name                                  Shares                  Shares Available
                                    Beneficially Owned(1)          for Resale(2)


Paul M. Cook(3)                        576,660                      30,000
Warren C. Cook(4)                      190,827                      30,000
James C. Manocchi(5)                    60,000                      95,437
Robert E. McGill, III(6)                 7,000                       6,000
James E. McGrath(7)                     18,000                      18,000
Duane C. Montopoli(8)                  183,500                      79,500
Gabriel P. O'Gara(9)                    39,202                      48,750
Nicholas Pappas(10)                     36,000                      30,000
Laurence E. Richard(11)                 27,000                      41,438
Charles Tilgner III(12)                 21,984                      14,250
John W. Verbicky(13)                    11,250                     127,500
_________________
(1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Includes an aggregate of 505,624 shares of Common Stock subject to stock options held by the Selling Stockholders that can be exercised to purchase such shares on or before July 30, 1996, as follows:
    60,000 shares for Mr. Paul Cook, 60,000 shares for Mr. Warren Cook, 60,000 shares for Mr. Manocchi, 6,000 shares for Mr. McGill, 18,000 shares for Mr. McGrath, 179,000 shares for Mr. Montopoli, 39,187 shares for Mr. O'Gara, 30,000 shares for Mr. Pappas, 27,000 shares for Mr. Richard, 15,187 shares for Mr. Tilgner and 11,250 shares for Mr. Verbicky.

(2) Consists of outstanding options granted to the Selling Stockholders pursuant to the Company's Amended and Restated 1991 Stock Option Plan.

(3) Includes 516,660 shares held by the Paul and Marcia Cook Living Trust, as to which Mr. Cook and his wife share voting and investment power. Mr. Cook is a director of the Company.

(4) Includes 85,500 shares held in trust for the benefit of Mr. Cook's two children, as to which Mr. Cook has no voting or investment power and disclaims beneficial ownership. Mr. Cook is a director of the Company.

(5)  Mr. Manocchi is the Company's Vice President-Asia Pacific Business Group.

(6)  Mr. McGill is a director of the Company.

(7)  Mr. McGrath is a director of the Company.

(8) Includes 4,500 shares held by Mr. Montopoli as custodian for his two children, as to which Mr. Montopoli disclaims beneficial ownership. Mr. Montopoli is the Company's President and Chief Executive Officer, and is a director of the Company.

(9)  Mr. O'Gara is the Company's Vice President-European Business Group.

(10)  Mr. Pappas is a director of the Company.

(11) Mr. Richard is the Company's Corporate Controller.

(12) Mr. Tilgner is the Company's Vice President and Director of U.S. Operations and Engineering.

(13) Mr. Verbicky is the Company's Executive Vice President and Chief Operating Officer.


                              PLAN OF DISTRIBUTION

     All or a portion of the Shares offered hereby may be sold by the Selling Stockholders from time to time in one or a combination of the following transactions: (a) transactions (which may involve block transactions) on the National Market System of The Nasdaq Stock Market, or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or (b) privately negotiated transactions at negotiated prices. The Selling Stockholders may effect such transactions by selling such Shares directly to purchasers or by selling such Shares to or through brokers or dealers and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of such Shares for whom such brokers or dealers may act as agent, or to whom they sell as principal, or both.

     In addition to sales pursuant to this Prospectus, Selling Stockholders may also effect sales of all or any portion of the Shares pursuant to Rule 144 promulgated under the Securities Act.

     All expenses incurred in connection with this offering will be borne by the Company, except for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the Shares offered hereby, which will be borne by the Selling Stockholders.


                                     EXPERTS

     The consolidated financial statements of Chemfab Corporation appearing in Chemfab Corporation's Annual Report (Form 10-K) for the year ended June 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.



   No       dealer,        sales
 representative,  or  any  other            1,270,875 SHARES
 person  has been  authorized to
 give any information or to make
 any      representations     in
 connection  with  this offering
 other  than those  contained in
 this Prospectus,  and, if given
 or  made,  such information  or
 representations  must   not  be
 relied  upon   as  having  been
 authorized  by  the Company  or
 any  Selling Stockholder.  This
 Prospectus does  not constitute
 an   offer   to   sell   or   a
 solicitation of an offer to buy           CHEMFAB CORPORATION
 any  securities other  than the
 shares of Common Stock to which
 it relates or an offer to, or a
 solicitation of,  any person in
 any jurisdiction  where such an
 offer or  solicitation would be             COMMON STOCK
 unlawful. Neither  the delivery
 of this Prospectus nor any sale
 made hereunder shall, under any
 circumstances,     create    an
 implication that there has been
 no change in the affairs of the              PROSPECTUS
 Company  since the  date hereof
 or  that  information contained
 herein  is  correct  as of  any
 time  subsequent  to  the  date
 hereof.


     TABLE OF CONTENTS



                           Page
 Available Information       2
 Incorporation of Certain
   Documents by Reference    2
 The Company                 3
 Use of Proceeds             3
 Selling Stockholders        4
 Plan of Distribution        6
 Experts                     6


                                              June 28, 1996



                                  PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits

         The following exhibits are filed as part of this Registration
Statement:

(3)(a)   The Certificate of Incorporation of the Registrant filed as
        Exhibit 3(a) to the Registrant's Registration Statement Form S-1 (File No. 2-85949) filed November 10, 1983, as amended by an amendment filed as Exhibit 3(a) to the Registrant's Form 8 filed on November 5, 1987, and as amended further by an amendment filed as Exhibit 3(a)(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 29, 1991, is incorporated herein by reference.

(3)(b) Certificate of Amendment to Certificate of Incorporation of the Company (effective November 6, 1991) as filed as Exhibit 3(a)(1) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 1992, is incorporated herein by reference.

(3)(c) By-Laws of the Registrant filed as Exhibit 3(b) to the Registrant's Registration Statement on Form S-1 (File No.
        2-85949) filed November 10, 1983, are incorporated herein by reference.

(4)(a) Chemfab Corporation Amended and Restated 1991 Stock Option Plan filed as Exhibit 10(a)(9) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 26, 1993 is incorporated herein by reference.

(4)(b) First Amendment to Amended and Restated 1991 Stock Option Plan, filed as Exhibit 10(a)(12) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, is incorporated herein by reference.

(4)(c) Forms of Stock Option Agreements under the Registrant's Amended and Restated 1991 Stock Option Plan, filed as Exhibit 10(a)(8) to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, are incorporated herein by reference.

(5) Opinion and Consent of Bingham, Dana & Gould as to the legality of the securities being registered.

(23)(a) Consent of Ernst & Young LLP.

(23)(b) Consent of Bingham, Dana & Gould - included in Exhibit 5.

(24)     Power of Attorney.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrimack, State of New Hampshire, on the 28th day of June 1996.


                                  CHEMFAB CORPORATION

                                  By:     /s/ Duane C. Montopoli
                                          Duane C. Montopoli
                                          President


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                         Title                        Date

/s/ Duane C. Montopoli        President, Chief Executive     June 28, 1996
Duane C. Montopoli            Officer and Director

        *                     Corporate Controller           June 28, 1996
Laurence E. Richard           (principal financial
                              officer and principal
                              accounting officer)

        *                     Director                       June 28, 1996
Paul M. Cook

         *                    Director                       June 28, 1996
Warren C. Cook

         *                    Director                       June 28, 1996
Robert E. McGill III

         *                    Director                       June 28, 1996
James E. McGrath

         *                    Director                       June 28, 1996
Nicholas Pappas


* By     /s/ Duane C. Montopoli
         Duane C. Montopoli,
         Attorney-in-Fact


                            Exhibit Index

Exhibit No.      Description of Documents

(3)(a)          The Certificate of Incorporation of the Registrant filed as
                Exhibit 3(a) to the Registrant's Registration Statement Form
                S-1 (File No. 2-85949) filed November 10, 1983, as amended by an amendment filed as Exhibit 3(a) to the Registrant's Form 8 filed on November 5, 1987, and as amended further by an amendment filed as Exhibit 3(a)(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 29, 1991, is incorporated herein by reference.

(3)(b) Certificate of Amendment to Certificate of Incorporation of the Company (effective November 6, 1991) as filed as Exhibit 3(a)(1) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 1992, is incorporated herein by reference.

(3)(c) By-Laws of the Registrant filed as Exhibit 3(b) to the Registrant's Registration Statement on Form S-1 (File No. 2-85949) filed November 10, 1983, are incorporated herein by reference.

(4)(a) Chemfab Corporation Amended and Restated 1991 Stock Option Plan filed as Exhibit 10(a)(9) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 26, 1993, is incorporated herein by reference.

(4)(b) First Amendment to Amended and Restated 1991 Stock Option Plan, filed as Exhibit 10(a)(12) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, is incorporated herein by reference.

(4)(c) Forms of Stock Option Agreements under the Registrant's Amended and Restated 1991 Stock Option Plan, filed as Exhibit 10(a)(8) to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, are incorporated herein by reference.

(5) Opinion and Consent of Bingham, Dana & Gould as to the legality of the securities being registered.

(23)(a)         Consent of Ernst & Young LLP.

(23)(b)         Consent of Bingham, Dana & Gould - included in Exhibit 5.

(24)            Power of Attorney.